Exhibit 99(g)(1)

INVESTMENT MANAGEMENT AGREEMENT

for MassMutual AccessSM Pine Point Fund

and any Subsidiary of the Fund set forth on Exhibit A hereto

This INVESTMENT MANAGEMENT AGREEMENT (the “Management Agreement”), dated as of December 21, 2021, is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”) and MassMutual Access Pine Point Fund, a Delaware statutory trust (the “Fund”), and any wholly-owned and controlled subsidiary of the Fund that may be formed by the Fund and listed on Exhibit A hereto from time to time (each, a “Subsidiary”).

WHEREAS, the Fund is a closed-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”) and each Subsidiary is a wholly-owned and controlled subsidiary of the Fund that is intended to be treated as a disregarded entity for U.S. federal income tax purposes;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund and each Subsidiary desires to appoint the Manager as its investment manager and the Manager is willing to act in such capacity upon the terms herein set forth;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Fund and the Manager hereby agree as follows:

1.          General Provision.

The Fund and each Subsidiary hereby employs the Manager and the Manager hereby undertakes to act as the investment manager of the Fund and each Subsidiary, to provide investment advice and to perform for the Fund and each Subsidiary such other duties and functions as are hereinafter set forth, in each case in accordance with:

(a)       the provisions of the 1940 Act, the Advisers Act and any rules or regulations thereunder;

(b)       any other applicable provisions of state or federal law;

(c)       the provisions of the Agreement and Declaration of Trust and By-Laws of the Fund as amended from time to time (collectively referred to as the “Fund Documents”);

(d)       policies and determinations of the Board of Trustees of the Fund;

(e)       the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Fund’s registration statement or as such policies may, from time to time, be amended by the Board of Trustees, or where necessary, by the Fund’s shareholders; and/or

(f)       the Prospectus and Statement of Additional Information of the Fund in effect from time to time.

References herein to the Fund include references to a Subsidiary in respect of the rights and obligations and all other terms set forth in this Management Agreement, as and to the extent applicable. The appropriate officers and employees of the Manager shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Fund and the Fund with respect to any matter dealing with the business and affairs of the Fund.

2.          Duties of the Manager.

(a)       The Manager shall, subject to the direction and control of the Fund’s Board of Trustees (i) (except to the extent an investment subadviser (each, a “Subadviser”), as defined below, has been retained in respect of some or all of the assets of the Fund) furnish continuously an investment program for the Fund and make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities; and (ii) provide reports on the foregoing to the Board of Trustees at each Board meeting.

(b)       In any case where a Subadviser has been retained in respect of some or all of the assets of the Fund as contemplated by Section 9 below, the Manager shall take the following actions in respect of the performance by the Subadviser of its obligations in respect of the Fund:

-	perform periodic detailed analysis and review of the performance by the Subadviser of its obligations to the Fund, including without limitation a review of the Subadviser’s investment performance in respect of the Fund and in respect of other accounts managed by the Subadviser with similar investment strategies;
-	prepare and present periodic reports to the Board of Trustees regarding the investment performance of the Subadviser and other information regarding the Subadviser, at such times and in such forms as the Board of Trustees may reasonably request;
-	review and consider any changes in the personnel of the Subadviser responsible for performing the Subadviser’s obligations and make appropriate reports to the Board of Trustees;
-	review and consider any changes in the ownership or senior management of the Subadviser and make appropriate reports to the Board of Trustees;
-	perform periodic in-person or telephonic diligence meetings with representatives of the Subadviser;
-	assist the Board of Trustees and management of the Fund in developing and reviewing information with respect to the initial approval of the subadvisory agreement with the Subadviser and annual consideration of the agreement thereafter;
-	at the request of the Board of Trustees, prepare recommendations with respect to the continued retention of any Subadviser or the replacement of any Subadviser;
-	at the request of the Board of Trustees, identify potential successors to or replacements of any Subadviser or potential additional Subadvisers, perform appropriate due diligence, and develop and present to the Board of Trustees a recommendation as to any such successor, replacement, or additional Subadviser;
-	designate and compensate from its own resources such personnel as the Manager may consider necessary or appropriate to the performance of its services hereunder; and
-	perform such other review and reporting functions as the Board of Trustees shall reasonably request consistent with this Management Agreement, the applicable subadvisory agreement, and applicable law.

The Manager shall perform the obligations hereunder relating generally to the investment program of the Fund that have not been delegated to any Subadviser.

(c)       In addition, the Manager shall provide advice and recommendations to the Board of Trustees, and perform such review and oversight functions as the Board of Trustees may reasonably request, as to the continuing appropriateness of the investment objective, strategies, and policies of the Fund, valuations of portfolio securities, and other matters relating generally to the investment program of the Fund.

(d)       Nothing in this Management Agreement shall prevent the Manager or any officer thereof from acting as investment adviser or subadviser for any other person, firm or corporation and shall not in any way limit or restrict the Manager or any of its directors, officers, members, stockholders, or employees from buying, selling, or trading any securities for its or their own accounts or for the account of others for whom it or they may be acting.

(e)       The Manager shall, at its own expense, provide employees of the Manager to serve as officers of the Fund as the Board of Trustees may request. The Manager and the Board of Trustees may from time to time agree that the expense of certain officers of the Fund who may also be employees of the Manager, including without limitation the Chief Compliance Officer of the Fund and any Assistant Chief Compliance Officers, will be borne in part by the Fund and in part by the Manager or entirely by the Fund.

(f)       The Manager shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Manager pursuant to this Management Agreement.

3.          Duties of the Fund.

The Fund shall provide the Manager with the following information about the Fund:

(a)       cash flow estimates on request;

(b)       notice of the Fund’s “investable funds” by 9:00 a.m. each business day; and

(c)       as they are modified, from time to time, current versions of the documents and policies referred to in Subsections (c), (d), (e), and (f) of Section 1 hereof, above.

4.          Compensation of the Manager.

The Fund agrees to pay the Manager and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the annual rate of 1.30% of the net assets of the Fund (including, for the avoidance of doubt, assets held in a Subsidiary) as of the end of each month, determined before giving effect to the payment of the management fee being calculated or to any purchases or repurchases of shares of the Fund or any distributions by the Fund. For the avoidance of doubt, for any period with respect to which the Manager receives compensation for investment management services from a subsidiary that is not a party to this Management Agreement, the fee payable by the Fund pursuant to this Management Agreement will be calculated based on the net assets of the Fund as of the end of each month excluding the net assets of such subsidiary. The Fund hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

5.          Portfolio Transactions and Brokerage.

(a)       The Manager is authorized, in arranging the purchase and sale of the Fund’s publicly-traded portfolio securities, to employ or deal with such members of securities exchanges, brokers or dealers (hereinafter “broker-dealers”), including broker-dealers that are affiliated persons of the Fund or the

Manager, as that term is defined in the 1940 Act, as may, in its best judgment, implement the policy of the Fund to obtain the best execution of the Fund’s portfolio transactions.

(b)       The Manager may effect the purchase and sale of securities in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect said transactions, and may enter into a contract in which the broker acts either as principal or as agent.

(c)       The Manager shall select broker-dealers to effect the Fund’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Manager on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency, or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Management Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion.

(d)       In any case where a Subadviser has been retained in respect of some or all of the assets of the Fund as contemplated by Section 9 below, the Manager shall report periodically to the Board of Trustees as to the brokerage activities of the Subadviser in respect of the Fund, at such times and in such format as the Board of Trustees may reasonably specify.

6.          Duration.

Unless terminated earlier pursuant to Section 7 hereof, this Management Agreement shall remain in effect until two years from the date first above written. Thereafter it shall continue in effect from year to year, so long as such continuance shall be approved at least annually by the Fund’s Board of Trustees or by the holders of a majority of the outstanding voting securities of the Fund, and in either case by a majority of the Trustees of the Fund who are not parties to this Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

7.          Termination and Amendment.

This Management Agreement shall terminate automatically upon its assignment; it may also be terminated without penalty: (i) at any time for cause or by agreement of the parties or (ii) by either party upon sixty days’ written notice to the other party.

This Management Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved by the vote of the majority of the Trustees of the Fund who are not parties to this Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and by the holders of a majority of the outstanding voting securities of the Fund, if such approval is required by the 1940 Act or the rules and regulations thereunder. In addition, Exhibit A to this Management Agreement may be amended by the Fund from time to time to add any newly formed wholly owned and controlled subsidiary of the Fund, effective with respect to such Subsidiary as of the date set forth in Exhibit A across such Subsidiary’s name.

8.          Standard of Care; Limitation of Liability; Reliance; etc.

(a)       Standard of Care. Notwithstanding any other provisions of this Management Agreement, in the absence of willful misfeasance, bad faith, or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, including its officers, directors, and partners, shall not be subject to any liability to the Fund, or to any shareholder, officer, director, partner, or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

(b)       Legal Advice. On issues that are legal in nature, the Manager will be entitled to receive and act upon the advice of legal counsel of its own selection, which can be counsel for the Fund, and will be without liability for any action taken or thing done or omitted to be done in accordance with this Management Agreement in good faith conformity with such advice.

(c)        Good Faith Reliance. The Manager will be protected and not be liable, and will be indemnified and held harmless, for any action reasonably taken or omitted to be taken by it in its capacity as investment adviser in reasonable reliance upon any document, certificate, or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons.

(d)       Damages. Notwithstanding anything in this Management Agreement to the contrary, in no event shall the Manager or the Fund be liable to the other, or to any third party, for special, punitive or consequential damages arising, directly or indirectly from this Management Agreement, even if said party has been advised by the other party of the possibility of such damages.

(e)       Acts of God. In the event either party is unable to perform its obligations under the terms of this Management Agreement, despite having taken commercially reasonable precautions, because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Manager and the Fund shall notify each other as soon as reasonably possible following the occurrence of an event described in this subsection.

9.          Investment Subadvisory Contracts.

(a) Subject to the provisions of the Agreement and Declaration of Trust and the 1940 Act, the Manager, at its expense, may, in its discretion, subject to approval by the Fund’s Board of Trustees and, if required by applicable law, the Fund’s shareholders, select and contract with one or more Subadvisers for the Fund with respect to all or a portion of the Fund’s assets. If the Manager retains a Subadviser hereunder, then unless otherwise provided in the applicable subadvisory agreement, the Subadviser (and not the Manager) shall have the obligation (as to the portion of the Fund’s assets for which it acts as subadviser) of furnishing continuously an investment program and determining which securities will be purchased or sold for the Fund, and what portion may be held uninvested, and placing all orders for the purchase and sale of portfolio securities for the Fund and selecting broker-dealers in connection therewith.

(b) The Manager will be responsible for payment of all compensation to any Subadviser and other persons and entities to which Manager delegates any duties hereunder.

(c) The Manager’s obligations to a Fund in respect of the performance by any Subadviser of its obligations in respect of the Fund shall be only those obligations set out in Section 2(b) of this Management Agreement and the applicable subadvisory agreement. Without limiting the generality of the foregoing, the Manager shall have no liability to the Fund or any of its shareholders or to any other person for the failure or refusal of any Subadviser to perform its obligations in respect of the Fund, including without limitation any mistake or error of judgment on the part of the Subadviser or any employee or agent of the Subadviser or any failure by the Subadviser to comply with applicable law, the applicable subadvisory agreement, any investment objective or policies of the Fund, or any instructions from the Board of Trustees or the Manager.

10.        Disclaimer of Shareholder Liability.

This Management Agreement is executed on behalf of the Trustees of the Fund as Trustees and not individually and the obligations of this Management Agreement are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

11.        Notice.

Any notice under this Management Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to the Manager:          MML Investment Advisers, LLC

1295 State Street

Springfield, MA 01111

Attention: Karl Beinkampen

Vice President

If to the Fund:                MassMutual Access Pine Point Fund

1295 State Street

Springfield, MA 01111

Attention: Andrew M. Goldberg

Vice President, Secretary, and Chief Legal Officer

12.        Use of Name by the Fund.

The Fund recognizes the ownership and control of the names “MassMutual” and “MassMutual Access” by the Manager’s affiliate, Massachusetts Mutual Life Insurance Company (“MassMutual”), and agrees that its right to use such names is non-exclusive and can be terminated by MassMutual at any time. The right of the Fund to use of such names will automatically be terminated if at any time none of the Manager or any subsidiary or affiliate of the Manager is investment manager for the Fund, and the Fund agrees to cease the use of such names at and after such time.

13.        Governing Law.

This Management Agreement and all performance hereunder will be governed by the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of laws.

14.        Defined Terms.

For the purposes of this Management Agreement, the terms “affiliated person,” “interested person,” “assignment,” and “majority of the outstanding voting securities” shall have their respective meanings defined in the 1940 Act, subject, however, to such rules, exemptions, and interpretations as may be adopted, granted, or published by the Commission from time to time.

IN WITNESS WHEREOF, the Fund and the Manager have caused this Management Agreement to be executed on the day and year first above written.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Karl Beinkampen
Karl Beinkampen
Vice President

MASSMUTUAL ACCESS PINE POINT FUND

By:	/s/ Karl Beinkampen
Karl Beinkampen
President

MASSMUTUAL ACCESS PINE POINT FUND, on behalf of each of the Subsidiaries set forth on Exhibit A hereto, as amended from time to time

By:	/s/ Karl Beinkampen
Karl Beinkampen
President

Exhibit A

As of December 21, 2021

Name of Subsidiary	Place of Jurisdiction	Date Added
MassMutual Private Equity Funds LLC	Delaware	December 21, 2021